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                    [CROUCH, BIERWOLF & CHISHOLM LETTERHEAD]



March 9, 2000


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re:  Pet Quarters

Ladies and Gentlemen:



     We were previously the independent accountants for the Company. We reported on the financial statements of the Company for the calendar year ended June 30, 1998.


     We have read the Company's statements included under Item 3 of its Current Report on Form 10 SB dated December 10, 1999 and as amended as of this date, and have no disagreements with the disclosure made therein.


Very truly yours,

/s/ CROUCH, BIERWOLF & CHISHOLM

Crouch, Bierwolf & Chisholm